Exhibit 99.1

For Further Information:
R. Troy Dewar, CFA
Vice President, Investor Relations
(203) 740-5610
Press Release	tdewar@photronics.com

Photronics Announces $100 Million Share Repurchase Program

BROOKFIELD, Conn., September 14, 2020 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, announced that its Board of Directors has authorized the repurchase of up to $100 million of its common stock. The purchases will occur pursuant to a new repurchase plan under SEC Rule 10b5-1.

“We paused our share repurchase activity in March of this year by terminating our previous program in light of the growing global macroeconomic uncertainty at that time,” said Peter Kirlin, chief executive officer. “Since then, both the semiconductor and display markets have been very dynamic and we believe that on balance industry uncertainty has moderated. Furthermore, our long-term business outlook remains positive and we remain committed to our long-term growth initiatives and capital deployment strategies. We have generated $78 million in cash from operating activities and increased our cash position by $54 million since the beginning of fiscal 2020. As a result, we believe now is the right time to resume our share repurchase activity.”

This authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. The repurchase program may be suspended or discontinued at any time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2019, the company had 1,775 employees. The company has 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. The forward-looking statements contained in this press release involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  There is no assurance that the company’s expectations will be realized. For additional information please see the company’s quarterly and annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to provide revisions to any forward-looking statements.